Exhibit 99.1

Agenus Reports First Quarter 2017 Financial Results and Provides Corporate Update

Substantial advances in clinical programs

Update on novel differentiated preclinical programs, including cell therapy

Corporate transaction resulting in $80M cash infusion and ~$70M in projected savings

Earnings Conference call at 11am ET today

LEXINGTON, Mass., May 4, 2017 /PRNewswire/ -- Agenus Inc. (NASDAQ: AGEN), an immuno-oncology (I-O) company with a pipeline of immune checkpoint antibodies and cancer vaccines, provided a corporate update and reported financial results for the first quarter ended March 31, 2017.

"In the first quarter we amended our agreement with Incyte and streamlined and optimized our R&D operations; our balance sheet has been strengthened and our projected burn reduced. Importantly, these steps allow us to focus on clinical programs that support our path to commercialization. In the forefront are our antibodies targeting CTLA-4 and PD-1," said Garo H. Armen, Ph.D., Chairman and CEO of Agenus.

"These initiatives also provide us with the ability to advance our other assets on an accelerated path, including our innovative programs which include next generation immune targets, such as TIGIT and 4-1BB, our neoantigen vaccine, AutoSynVax™ and our cell therapy programs which we anticipate will be advanced through an externally funded subsidiary."

Cell Therapy Program
Agenus unveils previously undisclosed I-O cell therapy discovery program. This program has been advanced over the last 18 months, including the identification of at least one potential development candidate. The Company plans to pursue its cell therapy assets with the formation of a separate business entity to be majority owned by Agenus and funded externally.

Anticipated Clinical Milestones for H2 2017:

  AGEN1884 (anti-CTLA-4) Phase 1 trial: dose-escalation to be completed with safety and pharmacodynamic data compiled; ASCO poster presentation in June
  AGEN2034 (anti-PD-1) Phase1/2 trial:
    Dose-escalation with monotherapy and combination doses
    Patient recruitment in a second line cervical cancer trial.
  AGEN1884+AGEN2034: commencement of a Phase 1b combination trial, paving the way for a rapid path to registration
  AutoSynVax™ (neoantigen vaccine): readouts for immunogenicity expected in patients with advanced malignancies

Recent Highlights:

  Incyte agreement:
    Cash infusion of $80 million; projected cost savings of $70M over an 18-month time period
    Incyte responsible for fully funding GITR and OX40 clinical programs
    Agenus eligible for royalties at 15%
    TIGIT reverted to Agenus
  Organizational streamlining:
    Basel, Switzerland site to close-down later this year; key functions to transition to Cambridge, UK.
  Patient enrollment commenced for Phase 1/2 clinical trial for anti-PD-1 antagonist AGEN2034
  Initiated Phase 1 clinical trial for AutoSynVax™; patient accrual complete
  QS-21 milestones:
    GSK's shingles vaccine containing Agenus' QS-21 filed for regulatory approval in Japan in addition to existing filings for US, Canada and EU
    Regulatory approvals anticipated in H2
    GSK's malaria vaccine containing QS-21 to be distributed in select African countries as per WHO's recommendation.
  Identification of next generation anti-CTLA-4 antibody:
    Novel differentiated candidate targeting CTLA-4
  Manufacturing readiness:
    Agenus West successful GMP production of AGEN1884 at 1,000L scale

First Quarter 2017 Financial Results
Cash, cash equivalents and short-term investments were $124 million as of March 31, 2017 compared to $76 million as of December 31, 2016. For the first quarter ended March 31 2017, Agenus reported a net loss of $17.1 million, or $0.18 per share, compared with a net loss for the first quarter of 2016 of $31.8 million, or $0.37 per share. The decrease in net loss for the three months ended March 31, 2017, compared to the net loss for the same period in 2016, was primarily due to the accelerated milestone payment received from Incyte. Our operating expenses increased $6.1 million over the same period in 2016 primarily due to the later stage advancement of our programs.

Conference Call, Webcast and Prepared Statement Information
Agenus executives will host a conference call on Thursday, May 4, 2017 at 11:00 a.m. Eastern Time. To access the live call, dial 1-844-492-3727 (U.S.) or 1-412-317-5118 (international) and ask to be joined into the Agenus call. The call will also be webcast and will be accessible from the company's website at www.agenusbio.com/webcast. A replay will be available on the Company's website approximately two hours after the call and will remain available for 90 days.

About Agenus
Agenus is a clinical-stage immuno-oncology company focused on the discovery and development of therapies that engage the body's immune system to fight cancer. The Company's vision is to expand the patient populations benefiting from cancer immunotherapy by pursuing a number of combination approaches that leverage a broad repertoire of antibody therapeutics and proprietary cancer vaccine platforms. The Company is equipped with a suite of antibody discovery platforms and a state-of-the-art GMP manufacturing facility with the capacity to support early phase clinical programs. Agenus is based in Lexington, MA. For more information, please visit www.agenusbio.com; information that may be important to investors will be routinely posted on our website.

Forward-Looking Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding Agenus' clinical trial plans and activities, anticipated 2017 milestones, the closing of the Company's Basel site and related transfer to its UK site, updates on GSK's malaria vaccine containing QS-21, and the Company's intentions around its previously undisclosed cell therapy program. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Contact:
Agenus Inc.
Michelle Linn, 781-674-4541
michelle.linn@agenusbio.com

Summary Consolidated Financial Information

Condensed Consolidated Statements of Operations Data
(in thousands, except per share data)
(unaudited)

	Three months ended March 31,
	2017	2016

Revenue	$ 26,956	$ 5,959

Operating expenses:
Research and development	32,640	25,038
General and administrative	7,770	9,232
Non-cash contingent consideration fair value adjustment	(196)	(342)

Operating loss	(13,258)	(27,969)

Other expense, net	(3,845)	(3,810)

Net loss	(17,103)	(31,779)

Dividends on Series A-1 convertible preferred stock	(51)	(51)

Net loss attributable to common stockholders	$ (17,154)	$ (31,830)

Per common share data, basic and diluted:
Net loss attributable to common stockholders	$ (0.18)	$ (0.37)
Weighted average number of common shares outstanding, basic and diluted	93,508	86,687

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	March 31, 2017	December 31, 2016
Cash, cash equivalents and short-term investments	$ 123,824	$ 76,437
Total assets	203,269	156,986
Total stockholders' equity (deficit)	8,905	(39,126)